Exhibit 5.1

DLA Piper LLP (US)
1000 Louisiana Street, Suite 2800
Houston, Texas 77002-5005
www.dlapiper.com

T	713.425.8400
F	713.425.8401

March 19, 2014

Applied Optoelectronics, Inc.

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Applied Optoelectronics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”) in connection with the registration under the Act of 345,000 shares of the Company’s common stock, $0.001 par value per share (including shares issuable upon exercise of an option granted to the underwriters by the Company) (the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-194379) (the “Prior Registration Statement”), which was declared effective on March 19, 2014, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the certain selling stockholders and the underwriters.

We have acted as counsel to the Company in connection with the proposed issuance and sale of the Shares. This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and the Prior Registration Statement; (b) the Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)